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                                                                       EXHIBIT 6


                                                              June 22, 2000


Bear Stearns Corporate Lending Inc.
245 Park Avenue
New York, New York  10167


Ladies and Gentleman:

         The undersigned, Manville Personal Injury Settlement Trust, a New York trust (the "Trust"), understands that HB Merger LLC ("Merger Company") has entered into an Agreement and Plan of Merger , dated as of June 22, 2000, among Johns Manville Corporation, a Delaware corporation (the "Company"), HB Finance LLC and Merger Company (the "Merger Agreement"), pursuant to which Merger Company will be merged with and into the Company (the "Merger"). In connection with the Merger, the Trust will be issued shares (the "Shares") of Surviving Corporation Preferred Stock (as defined in the Merger Agreement). Pursuant to a Bridge Commitment Letter dated June 22, 2000 (the "Letter") from Bear Stearns Corporate Lending, Inc. ("BSCL") to HB Finance LLC, the Merger will be financed, in part, by the issuance of senior and/or subordinated unsecured notes or preferred equity securities issued in lieu thereof or any of such securities as may be subsequently issued to repay all or part of the Bridge Loans (as defined in the Letter) to the extent issued thereunder. The undersigned acknowledges that you are relying on the agreements of the undersigned contained in this letter in connection with your commitments contained in the Letter.

          In consideration of the foregoing, the undersigned hereby agrees that it will not, without the prior written consent of BSCL (which consent may be withheld in its sole discretion), sell, offer or agree to sell, or otherwise dispose of, directly or indirectly, any of the Shares, any other shares of Surviving Corporation Preferred Stock acquired after the Closing Date (as defined in the Merger Agreement) or any securities convertible into, exercisable for or exchangeable for Surviving Corporation Preferred Stock or engage in hedging or other derivatives transactions in or relating directly to shares of Surviving Corporation Preferred Stock or publicly announce the intention to do any of the forgoing, for a period commencing on the Closing Date and continuing through the earliest of (i) the date that is 180 days after the Closing Date,
(ii) the Trust's receipt of written notification from BSCL, or (iii) the Trust's receipt of written consent from BSCL following application for such consent by the Trust.
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         This undertaking is irrevocable and will be binding on the undersigned and the respective successors and assigns of the undersigned. Notwithstanding the foregoing, if for any reason, the Merger Agreement shall be terminated prior to the Closing Date, the undertaking set forth above shall likewise be terminated.

                                     Very truly yours,



                                     MANVILLE PERSONAL INJURY SETTLEMENT TRUST
                                     By its Trustee(s)



                                     /s/Robert A. Falise
                                     -------------------------------------------
                                     Name: Robert A. Falise


                                     /s/Louis Klein, Jr.
                                     -------------------------------------------
                                     Name: Louis Klein, Jr.


                                     /s/Frank J. Macchiarola
                                     -------------------------------------------
                                     Name: Frank J. Macchiarola


                                     /s/Christian E. Markey, Jr.
                                     -------------------------------------------
                                     Name: Christian E. Markey, Jr.


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